Exhibit 2.1.3

ALTEC LANSING, LLC
535 ROUTES 6 AND 209
MILFORD, PA  18337

February 15, 2010

Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95061-1802
Attention: General Counsel

Re:	Amendment to Asset Purchase Agreement

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement made and entered into as of October 2, 2009 by and among Altec Lansing, LLC (f/k/a Audio Technologies Acquisition, LLC), a Delaware limited liability company (“Purchaser”), Altec Lansing B.V. (f/k/a Audio Technologies Acquisition B.V.), a private limited liability company organized under the laws of the Netherlands (“Purchaser BV” and together with Purchaser, the “Purchasers”), Plantronics, Inc., a Delaware corporation (“Parent”), and Plantronics B.V., a private limited liability company organized under the laws of the Netherlands (“BV” and, together with Parent, the “Sellers”), as amended by that certain First Amendment to Asset Purchase Agreement dated November 30, 2009 (the “APA”).  In connection with closing the transactions contemplated by the APA, Sellers and Purchasers hereby agree to the terms of this side letter agreement (this “Side Letter”).  Purchasers and Sellers desire to amend certain provisions of the APA.  Capitalized terms used but not otherwise defined in this Side Letter shall have the meanings ascribed to such terms in the APA.

In consideration of the mutual covenants, agreements, representations, and warranties contained herein and in the APA, the parties agree as follows:

1.  Section 2.6 – Allocation of Consideration.  Effective as of January 29, 2010, Section 2.6 of the APA is hereby deleted in and replaced in its entirety with the following language:

2.6           Allocation of Consideration.  Sellers and Purchasers recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 with their respective federal income Tax Returns.  Purchasers shall submit to Sellers in writing a proposed allocation of the Total Consideration (and the assumed liabilities, to the extent properly taken into account) among the Acquired Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder and this Section 2.6 for Sellers’ review and comment upon the earlier to occur of (a) the date that is fourteen (14) days following the date on which the Final Net Asset Value is agreed to in accordance with Section 2.5 or (b) the date that is fourteen (14) days prior to the date on which Purchaser or Parent must timely file its federal income Tax Returns (whichever such filing deadline occurs earlier).  If Sellers and Purchasers agree on a final allocation, it shall be conclusive and binding upon Purchasers and Sellers for all purposes, including Transfer Taxes, and the parties agree that all Tax Returns and all financial statements shall be prepared in a manner consistent with such allocation, and neither Sellers nor Purchasers shall take a Tax position that is inconsistent with such allocation, unless required by the IRS or any other applicable taxing authority.  Any subsequent adjustments to the Total Consideration shall be reflected in a revised allocation consistent with Section 1060 of the Code and the Treasury Regulations thereunder.

2.  The APA.  All other terms and provisions of the APA not expressly modified by this Side Letter shall remain in full force and effect and are hereby expressly ratified and confirmed.

3.  Counterparts.  This Side Letter may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Please sign this Side Letter in the space indicated below to confirm Sellers’ agreement with the terms hereof and whereupon this Side Letter shall become a fully binding and enforceable contract between Purchasers and Sellers.

Very truly yours,

Altec Lansing, LLC

By:	/s/ Pelham Smith
Name:	Pelham Smith
Title:	CFO

Altec Lansing B.V.

By:	/s/ Pelham Smith
Name:	Pelham Smith
Title:	CFO

AGREED AND ACCEPTED
as of the date hereof:

SELLERS:

Plantronics, Inc.

By:	/s/ Barbara V. Scherer
Name:	Barbara V. Scherer
Title:	SVP & CFO

Plantronics B.V.

By:	/s/ Richard R. Pickard
Name:	Richard R. Pickard
Title:	Managing Director

Enclosures

cc:          Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Katharine A. Martin
                   Selwyn B. Goldberg